Exhibit 4.3

FIRST AMENDMENT TO
WARRANT NO. 1

This First Amendment to Warrant No. 1 (“First Amendment”) is entered into as of the 9th day of October, 2013 by Edge Therapeutics, Inc. (“Company”) and the New Jersey Economic Development Authority (“Holder”), hereinafter, collectively referred to as “Parties”.

WHEREAS, Company executed and delivered to Holder that certain Warrant No. 1, dated May 3, 2010 (the “Original Warrant”) to subscribe for and purchase of 16,667 shares (the “Original Warrant Shares”) of the fully paid and nonassessable capital stock, “no” par value, of the Company, at a purchase strike price equal to $3.00 per share (“Original Warrant Price”) in conjunction with a certain $100,000 loan made by the Holder to Company (the “Loan”). The Loan is evidenced by a Convertible Promissory Note of the same date (the “Original Note”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Original Warrant and other Transaction Documents; and

WHEREAS, on April 12, 2011, the Company filed a First Amended and Restated Certificate of Incorporation memorializing that each one (1) share of existing Common Stock and Preferred Stock, par value $0.001, was automatically reclassified and combined into three (3) fully paid and non-assessable shares of Common Stock and Preferred Stock, respectively, par value $0.00033 (the “3-for-1 Stock Split”); and

WHEREAS, based on the 3-for-1 Stock Split, Company requested and Holder agreed to increase the number of Original Warrant Shares from 16,667 to 50,001 and decrease the Original Warrant Price from $3.00 to $1.00; and

WHEREAS, it is, therefore, necessary to amend the Original Warrant, retroactively beginning April 12, 2011 for documentation purpose only, from a grant of 16,667 shares of capital stocks of the Company, at a purchase strike price equal to $3.00 per share to a grant of 50,001 shares of common stocks of the Company, at a purchase strike price equal to $1.00 per share.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Lines 12 and 13 on page 1, cover page of the Original Warrant is modified by deleting “16,667 SHARES OF CAPITAL STOCK” and replacing it with “50,001 SHARES OF COMMON STOCK”.

2.                  First sentence of the first paragraph on page 1, caver page of the Original Warrant is deleted in its entirety and replaced with:

“FOR VALUE RECEIVED, EDGE THERAPEUTICS, INC., having an address at 139 South Street, Suite 102, New Providence, NJ 07974, a Delaware corporation (the “Company”), hereby certifies that THE NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY, or its registered transferees, successors or assigns (each person or entity holding all or part of this Warrant being referred to as a “Holder”), is the registered holder of the warrant (the “Warrant”) to subscribe for and purchase 50,001 shares (the “Warrant Shares”) of the fully paid and nonassessable common stock, “no” par value, of the Company, at a purchase strike price equal to $1.00 per share (the “Warrant Price”), on or before, 5:00 P.M., Eastern Time, on 10 years from Warrant Date (the “Expiration Date”), subject to the provisions and upon the terms and conditions hereinafter set forth; provided, however, that in the event that any portion of this Warrant is unexercised as of the Expiration Date, the terms of Section 2.3 below shall apply. As used in this Warrant, the term “Business Day” means any day other than a Saturday or Sunday on which commercial banks located in New Jersey are open for the general transaction of business. This Warrant is issued in connection with, and is subject to, that certain Convertible Loan Agreement, of even date herewith, by and between the Company and the Holder (the “Loan Agreement”), and the terms and conditions of the Loan Agreement are incorporated herein as though set forth at length. This Warrant may be exercised at any time on or before 5:00 pm eastern standard time on Expiration Date.”

3.                  Except as otherwise provided in this First Amendment, all of the terms, covenants and conditions of the Original Warrant shall remain in full force and effect.

4.                  All references to the term “Warrant” and “Transaction Documents” in the Original Warrant and the other Transaction Documents shall be deemed to refer to the Original Warrant, as modified by this First Amendment.

5.                  This First Amendment may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, and all of which shall together constitute one and the same document, and shall be binding on the signatories.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed on their behalf by one of their officers thereunto duly authorized.

WITNESS:	EDGE THERAPEUTICS, INC.

/s/ Albert N. Marchio, II	By:	/s/ Brian A. Leuthner
	Name:	Brian A. Leuthner
	Title:	President and Chief Executive Officer

Accepted and Agreed: NEW JERSEY ECONOMIC DEVLEOPMENT AUTHORITY

	By:	/s/ Kathleen Coviello
	Name:	Kathleen Coviello
	Title:	Director-Technology & Life Sciences

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